Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE

QUARTER ENDED NOVEMBER 30, 2025 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. December 22, 2025 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter ended November 30, 2025. Highlights include:

•
Revenues were $100.2 million for the quarter compared to $99.8 million for the same quarter last year, an increase of $0.4 million or 0.4%.
•
Earnings per diluted share for the current quarter were $0.42 compared to $0.39 for the comparative quarter last year.
•
Our gross profit margin for the quarter was 31.9% compared to 29.3% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the quarter ended November 30, 2025 were $100.2 million compared to $99.8 million for the same quarter last year, an increase of $0.4 million, or 0.4%. Gross profits totaled $32.0 million for a gross profit margin of 31.9%, as compared to $29.2 million, or 29.3%, for the same quarter last year. Net earnings for the quarter were $10.8 million, or $0.42 per diluted share, as compared to $10.2 million, or $0.39 per diluted share for the same quarter last year.

The Company’s revenues for the nine-month period ended November 30, 2025 were $296.0 million compared to $301.9 million for the same period last year, a decrease of $5.9 million or 2.0%. Gross profit margin was $92.3 million, or 31.2%, as compared to $89.9 million, or 29.8% for the nine-month periods ended November 30, 2025 and 2024, respectively. Net earnings for the nine-month period ended November 30, 2025 were $33.8 million, or $1.31 per diluted share compared to $31.2 million, or $1.19 per diluted share for the same period last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our performance for the quarter met our expectations. Our sales increased and we achieved a gross margin of 31.9%, up nearly 260 basis points from 29.3% in the same period last year, and up 140 basis points from 30.5% in the prior quarter. We achieved an increase in gross profit margin as a percentage of sales, supported by continued operational efficiencies and the favorable margin profile of our recent acquisitions. EBITDA was $19.2 million, or 19.2% of sales. While this compares to $22.5. million, or 22.8% of sales, in the preceding quarter, those results benefited from a one-time $5.7 million judgment collection. Our EBITDA performance reflects continued year-over-year growth from the $18.2 million, or 18.2% of sales, reported in the same quarter last year.

“We completed the acquisition of CFC Print & Mail (CFC) at the end of the current quarter. CFC, based in Grand Prairie, Texas and founded in 2009, is a wholesale provider of business-document printing, mailing and commercial print solutions. The contribution from acquired businesses, including acquisitions completed in the current and prior year and reflecting partial-period results where applicable, was approximately $5.8 million in revenues for the quarter and $16.4 million in revenues for the nine-month period. Diluted earnings per share were positively impacted by $0.05 per diluted share for the quarter and positively impacted by $0.11 per diluted share for the nine-month period.

“In the previous quarters, we strategically used cash to increase inventory in response to the announced closure of the only domestic producer of carbonless paper. During the third quarter we successfully reduced inventory from $62.1 million to $60.8 million through the conversion of inventory to sales. As we transition to alternative sources of carbonless paper, we do not anticipate any supply disruptions.

“Year to date, we have repurchased approximately 793,000 shares of our company stock at various points during the year when market prices were attractive. On a weighted-average basis, these repurchases resulted in an estimated $0.02 increase in earnings per share. Had all repurchases occurred at the beginning of the year, the estimated impact would have been approximately $0.04 increase in earnings per share. The cumulative effect of year-to-date repurchase activity contributed approximately $0.01 to earnings per share in the current quarter. Any future share repurchases will be evaluated based on market conditions, capital allocation priorities, and other relevant factors.

"We maintain a strong balance sheet, with no debt and ample cash reserves. As noted last quarter, we expect cash flow to improve in the coming periods. With our inventory levels now enhanced, purchasing requirements are expected to decline over the next several quarters, supporting the rebuilding of our cash position. Our profitability and financial strength allows us to operate and pursue acquisitions without reliance on debt, while retaining access to credit for larger initiatives if needed. We remain focused on sustaining profitability and delivering returns to our shareholders."

Reconciliation Non-GAAP Measure

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and nine-months ended November 30, 2025 and 2024 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Nine months ended
	November 30,	November 30,	November 30,	November 30,
	2025	2024	2025	2024
Net earnings	$10,827	$10,204	$33,779	$31,199
Income tax expense	4,107	3,871	12,812	11,834
Depreciation and amortization	4,289	4,079	12,782	12,509
EBITDA (non-GAAP)	$19,223	$18,154	$59,373	$55,542
% of sales	19.2%	18.2%	20.1%	18.4%

In Other News

On December 18, 2025 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on February 5, 2026 to shareholders of record on January 8, 2026.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, and the limited number of available suppliers and variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2025. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Unaudited Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
Condensed Consolidated Operating Results	November 30,	November 30,	November 30,	November 30,
	2025	2024	2025	2024
Net sales	$100,167	$99,771	$296,039	$301,917
Cost of goods sold	68,215	70,522	203,757	211,985
Gross profit	31,952	29,249	92,282	89,932
Selling, general and administrative	16,990	16,341	51,656	50,068
(Gain) loss from disposal of assets	(19)	(138)	(19)	(95)
Income from operations	14,981	13,046	40,645	39,959
Other expense (income)	47	(1,029)	(5,946)	(3,074)
Earnings before income taxes	14,934	14,075	46,591	43,033
Income tax expense	4,107	3,871	12,812	11,834
Net earnings	$10,827	$10,204	$33,779	$31,199

Weighted average common shares outstanding
Basic	25,439,979	26,013,892	25,708,846	26,028,596
Diluted	25,526,261	26,088,957	25,783,285	26,192,008

Earnings per share
Basic	$0.43	$0.39	$1.31	$1.20
Diluted	$0.42	$0.39	$1.31	$1.19

			November 30,	February 28,
Condensed Consolidated Balance Sheet Information			2025	2025
Assets
Current assets
Cash			$31,283	$67,000
Short-term investments			—	5,475
Accounts receivable, net			35,307	37,037
Other receivables			1,577	1,716
Inventories, net			60,802	38,797
Prepaid expenses			3,611	2,715
Total Current Assets			132,580	152,740
Property, plant & equipment, net			57,424	52,586
Operating lease right-of-use assets, net			10,647	9,833
Goodwill and intangible assets, net			147,490	127,619
Other assets			6,115	6,157
Total Assets			$354,256	$348,935
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$12,886	$13,799
Accrued expenses			17,542	15,339
Current portion of operating lease liabilities			4,599	4,166
Total Current Liabilities			35,027	33,304
Other non-current liabilities			14,435	13,651
Total liabilities			49,462	46,955
Shareholders' equity			304,794	301,980
Total Liabilities and Shareholders' Equity			$354,256	$348,935

			Nine months ended
			November 30,	November 30,
Condensed Consolidated Cash Flow Information			2025	2024
Cash provided by operating activities			$34,859	$53,097
Cash provided by (used in) investing activities			(36,653)	7,919
Cash used in financing activities			(33,923)	(86,909)
Change in cash			(35,717)	(25,893)
Cash at beginning of period			67,000	81,597
Cash at end of period			$31,283	$55,704